Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE SELECTED FOR TERMINAL EXPANSION IN PORT EVERGLADES, FLORIDA

TULSA, OK - February 5, 2008 - Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today confirmed that it had added to backlog a contract that its wholly owned subsidiary, Matrix Service Inc., has executed for a terminal expansion with Chevron Corporation (NYSE: CVX) for the general construction, new tank construction and facility upgrade for changes in service at Chevron Corporation’s terminal in Port Everglades, Florida.

The scope of the work encompasses the construction of six new tanks, rebuilding three existing tanks, an addition of two new loading racks, a new Vapor Recovery Unit and allow for ethanol receiving and blending at Chevron’s Port Everglades terminal. Matrix Service Inc.’s construction portion of the work on this project is expected to be approximately $36 million with an anticipated completion date in mid 2010.

Michael J. Bradley, president and CEO of Matrix Service, said, “We are pleased with the continued trust our long-standing alliance partner Chevron puts in our construction groups. We look forward to continuing our relationship with Chevron as they continue to expand their terminal facilities.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Les Austin, Vice President Finance and CFO

T: +1-918-838-8822

E: laustin@matrixservice.com

Investors and Financial Media:

Trúc Nguyen, Deputy Managing Director

The Global Consulting Group

T: +1-646-284-9418

E: tnguyen@hfgcg.com